Exhibit 99.2

Qunar Cayman Islands Limited

17th Floor, Viva Plaza, Building 18, Yard 29,

Suzhou Street, Haidian District

Beijing 100080

The People’s Republic of China

Dear Sirs/Madams:

Re:     Qunar Cayman Islands Limited

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.) and we have acted as PRC counsel to Qunar Cayman Islands Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission, under the U.S. Securities Act of 1933, as amended on 31 December 2012, relating to the initial public offering by the Company (the “Offering”) of [                ] American Depositary Shares (the “ADSs”), representing [                ] ordinary shares, par value $0.001 per share (the “Ordinary Shares”), of the Company (together with the ADSs, the “Offered Securities”) and the Company’s proposed listing and trading of the ADSs on the New York Stock Exchange.

With respect to the Offering, you have requested us to furnish an opinion (the “Opinion”) to you as to the matters hereinafter set forth.

I.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this Opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by or on behalf of the Company as we have considered necessary or advisable for the purpose of rendering this opinion. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this Opinion otherwise provide, the following terms in this Opinion shall have the meanings set forth below:

“Control Agreements”	means the agreements set forth in Schedule I.

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency, or regulatory body having jurisdiction over any of the PRC Companies in the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Group Companies”	means the Company, Queen’s Road Investment Management Limited and the PRC Companies.

“PRC Companies”	means Beijing Qunar Software Technology Company Limited, Beijing Qu Na Information Technology Company Limited, Beijing Jia Xin Hao Yuan Information Technology Company Ltd., Beijing Jin Du Yuan You Information Technology Company Limited, Qingdao Yi Lu Tong Xing International Travel Co., Ltd., and Shanghai Qianlima Network Technology Co., Ltd.

“PRC Individuals”	means all individual shareholders of Beijing Qu Na Information Technology Company Limited, who are PRC residents.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

WFOE	means Beijing Qunar Software Technology Company Limited

WFOE Subsidiary	means Shanghai Qianlima Network Technology Co., Ltd.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

II.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(i)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

(ii)	all the documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and correct;

(iii)	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal Opinion; and

(iv)	each of the parties to the Documents (except for the Group Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the Opinions set forth herein, where important facts were not independently established to us, we have relied upon representations and/or certificates issued by appropriate representatives of the Group Companies with the proper powers and functions.

III.	Opinions

(i)	The WFOE has been duly incorporated and is validly existing as a foreign invested enterprise with limited liability and full legal person status under the PRC Laws. The WFOE Subsidiary has been duly incorporated and is validly existing as a wholly owned subsidiary of the WFOE with limited liability and full legal person status under the PRC Laws. Each of the PRC Companies other than the WFOE and the WFOE Subsidiary has been duly incorporated and is validly existing as a PRC domestic company with limited liability and full legal person status under the PRC Laws. The articles of association and the business license of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect.

(ii)	The description of the corporate structure of the PRC Companies and the Control Agreements (as defined below) set forth in “History and Corporate Structure” and “Related Party Transactions- Contractual Arrangements with Our Consolidated Variable Interest Entities and Their Shareholders” sections of the General Disclosure Package, the Final Prospectus and the Registration Statement are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the General Disclosure Package, the Final Prospectus and the Registration Statement does not, violate, breach, contravene or otherwise conflict with any applicable PRC Laws.

(iii)	Each of the Control Agreements has been duly authorized, executed and delivered by the WFOE, Beijing Qu Na Information Technology Company Limited and/or the shareholders of Beijng Qu Na Information Technology Company Ltd. who are parties thereto. Except as disclosed in the General Disclosure Package, the Final Prospectus and the Registration Statement, each such PRC Companies has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Companies or PRC Individuals has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and does not violate any requirements of the PRC Laws. Except as disclosed in the General Disclosure Package, the Final Prospectus and the Registration Statement, no further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof, except that any transfer of an equity interest held by a PRC Individual in Beijing Qu Na Information Technology Company Limited as a result of the exercising the option or pledge rights under the relevant Control Agreements by the WFOE shall be subject to registration with the competent Government Agency in relation to the captioned equity transfer and/or the de-registration of the equity pledge.

(iv)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule purports, among other things, to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. No Governmental Authorization is required in the context of the Offering and the Company is not required to submit an application to the CSRC for its approval of the listing and trading of the Company’s ADSs on the New York Stock Exchange, because (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Offering are subject to this regulation, (b) the WFOE was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rule, and (c) no provision in the M&A Rule clearly classified contractual arrangements like the Control Agreements as a type of acquisition transaction falling under the M&A Rule.

(v)	The statements set forth in the under the captions “Prospectus Summary,” “Risk Factors,” “History and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Legal Matters” and “Taxation,” to the extent that they constitute our interpretations and advice of legal matters of PRC Laws, relate to Documents and proceedings referred to therein, and constitute summaries of legal matters under the PRC Laws, are true and accurate in all material respects, and fairly present and summarize the information and summarize the matters referred to therein.

III.	Qualifications

This Opinion is subject to the following qualifications:

(i)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)	This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter.

(iii)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided for herein.

We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

TransAsia Lawyers

SCHEDULE 1

List of Control Agreements

1.	Restated Exclusive Technical Consulting and Services Agreement between Beijing Qu Na Information Technology Company Limited and the WFOE dated October 10, 2012

2.	Restated Loan Agreement among WFOE, Zhuang Chenchao and Zhang Dongchen dated October 10, 2012;

3.	Restated Equity Option Agreement among the Company, the WFOE, Beijing Qu Na Information Technology Company Limited and Zhang Dongchen and Zhuang Chenchao dated October 10, 2012

4.	Equity Pledge Agreement. between the WFOE, Zhuang Chenchao and Zhang Dongchen dated October 10, 2012;

5.	Power of Attorney by Zhang Dongchen dated April 12, 2013;

6.	Power of Attorney by Zhuang Chenchao dated April 12, 2013.

7.	Supplementary Agreement to the Control Documents among the Company, the WFOE, Beijing Qu Na Information Technology Company Limited and Zhang Dongchen and Zhuang Chenchao dated 2 April 2013.

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